FOR IMMEDIATE RELEASE                              CONTACT:  BRAD HOLLINGER, CEO
                                                                CLINT FEGAN, CFO
                                                                  (717) 796-6100

         BALANCED CARE AND IPC ADVISORS TERMINATE DISCUSSIONS REGARDING
                                 PROPOSED OFFER


Mechanicsburg, PA, December 5, 2000----Balanced Care Corporation (AMEX:BAL), an integrated operator of assisted living communities and related services, previously announced that a special committee made up of certain of the independent members of its Board of Directors ("Special Committee") entered into a letter agreement with IPC Advisors S.a.r.l. ("IPC"), the owner of 53% of the common stock of the Company wherein IPC indicated that it would consider making an offer to acquire the shares of common stock not already owned by IPC or its affiliates. The Company announced today that IPC has advised the Company and the Special Committee that IPC will not proceed with an offer to purchase the shares of common stock not already owned by IPC or its affiliates as contemplated by the letter agreement.

The Company also announced that on December 4, 2000 its Board of Directors authorized a special committee to pursue and evaluate the strategic alternatives available to the Company to enable it to meet its business plan.


Balanced Care currently operates 68 facilities with system-wide capacity of 4,691 residents. When the remaining facility currently under construction is in operation, the Company will operate 69 facilities with resident capacity of 4,797.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.